Exhibit 4.13.4

SOUTHWEST WATER COMPANY
2006 EQUITY INCENTIVE PLAN
STOCK OPTION AGREEMENT

Unless otherwise defined, capitalized terms used herein shall have the meanings defined in the Southwest Water Company 2006 Equity Incentive Plan.

I.                                         NOTICE OF STOCK OPTION GRANT

You have been granted an option to purchase Common Stock, subject to the terms and conditions of the Plan and this Option Agreement, as follows:

Name of Optionee:

Total Number of Shares Granted:

Type of Option:	Incentive Stock Option Nonstatutory Stock Option

Exercise Price Per Share:	$

Grant Date:

Vesting Commencement Date:

Vesting Schedule:	In accordance with the schedule set out in Part II, AGREEMENT, Section 1.

Post-Termination Exercise Period:

Subject to Part II, AGREEMENT, Section 4, except in the case of termination for Cause, this option may be exercised for              (    ) months after you cease to be an Eligible Person. In no event shall this option be exercised later than the Term/Expiration Date provided for below.

Term/Expiration Date:

II.                                     AGREEMENT

1.                                       Grant and Condition of Exercise. Subject to vesting at the time indicated below, the Company extends to Optionee the right and option to purchase, on the terms and conditions hereinafter set forth, all or so much of the aggregate of [                    ] shares of the common stock of the Company (the “Stock”), at the purchase price of $[                          ] per

share (being one hundred percent (100%) or more of the fair market value per share, as defined in the Plan, of the Stock on the date of grant), as Optionee may from time to time elect to purchase. The right to exercise the options granted hereby shall vest and be exercisable as to [                           percent (    %)] of the entire amount of shares of Stock covered by this Agreement on each of the first (1st) [                 (    )] anniversary dates of this Agreement, commencing on the first (1st) anniversary date. Once vested and exercisable, an option must be exercised, if at all, only with respect to whole shares and within [                   (    )] months next following the date of vesting. Compliance with the further provisions of this Agreement shall be a condition to the purchase of shares pursuant to exercise of any option.

2.                                       Continuous Employment Requirement. Optionee understands and agrees that in order to exercise the option granted hereby Optionee must remain in the continuous employment of the Company during the period commencing on the date of grant and ending on a date specified in Paragraph 1 on which the option is exercised. A leave of absence from employment with the Company’s consent shall not be considered a termination of employment.

3.                                       Exercise of Option and Delivery of Shares. This Option is exercisable by delivering to the Company a fully executed “Exercise Notice” or by any other method approved by the Committee. The Exercise Notice shall provide that the Optionee is electing to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Committee. The Exercise Notice shall be accompanied by payment of the full aggregate Exercise Price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Committee of such fully executed Exercise Notice accompanied by such aggregate Exercise Price. No Shares shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with applicable laws. Neither Optionee nor Optionee’s executor, administrator, heirs or legatees shall be or have any rights or privileges of a stockholder of the Company in respect of the shares to be purchased upon the exercise of the option extended hereby, unless and until certificates representing such shares shall have been issued and delivered.

4.                                       Method of Payment. Payment of the aggregate Exercise Price shall be by any of the methods provided in the Plan to the extent allowed by the Committee and in strict compliance with all procedures established by the Committee.

5.                                       Termination of Employment; Exercise. If the employment of Optionee terminates for any reason other than for Cause, this option shall expire [                               (        )] months after the date of such termination or upon the date the option expires under the terms hereof, whichever is earlier. During such period, the option may be exercised in accordance with the terms hereof, but only for the number of shares which could have been purchased under this Agreement on the date of termination of employment.

If Optionee dies or becomes subject to disability while an option is exercisable under the terms of the Plan and this Agreement, Optionee or Optionee’s personal representative may exercise such rights to the extent Optionee could have done so immediately preceding Optionee’s death or disability.

A leave of absence from employment with the Company’s consent shall not be considered a termination of employment.

If Optionee’s employment is terminated for Cause, his or her options and all rights hereunder expire on the same date as Optionee’s termination of employment.

6.                                       Non-Transferability of the Option. Except as permitted by the Plan or the Committee, the option extended hereby and the rights and privileges conferred hereunder are exercisable only by Optionee during Optionee’s lifetime and shall not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of in any way (whether by operation of law or otherwise) other than by will or by the laws of descent and distribution, and shall not be subject to execution, attachment or similar process. Upon any attempt to sell, transfer, assign, pledge, hypothecate or otherwise dispose of said option or of any right or privilege conferred hereunder contrary to the provisions hereof, said option and the rights and privileges conferred hereunder shall immediately terminate and thereupon become null and void.

7.                                       Issue, Transfer Taxes and Other Expenses. The Company shall pay any and all original issue and stock transfer taxes that may be imposed on the issuance or sale of shares acquired pursuant to the exercise of the option extended hereby, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.

8.                                       Withholding Taxes. Optionee agrees to make appropriate arrangements with the Committee for the satisfaction of all applicable federal, state, and local income taxes, employment tax, and any other taxes that are due as a result of the Option exercise. With the Committee’s consent, these arrangements may include withholding Shares that otherwise would be issued to Optionee pursuant to the exercise of this Option; provided, however, the withholding amount must be calculated using the minimum statutory withholding rates interpreted in accordance with applicable accounting requirements. The Optionee acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

9.                                       Notices. Any notice or other communication required or which may be given hereunder, including a notice of change of address or facsimile number, shall be in writing and shall be delivered personally (including delivery by Federal Express or other commercial courier service), or sent by facsimile, or sent by certified, registered or express mail, postage prepaid, return receipt requested, and shall be deemed given when personally delivered; if sent by facsimile, when receipt is electronically acknowledged, or if delivered by mail, ten (10) days after the date of mailing, addressed as follows:

The Company:	Southwest Water Company
624 South Grand Avenue
Suite 2900
Los Angeles, CA 90017-3782
Attention:
Facsimile: (213) 929-1800

Optionee:

Facsimile:

10.                                 Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to Optionee’s interest except by means of a writing signed by the Company and Optionee. This Agreement is governed by the internal substantive laws but not the choice of law rules of the State of [                      ] [Optionee’s location]

11.                                 No Guarantee of Continued Service. OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUED AS AN ELIGIBLE PERSON AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN OPTIONEE FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE OPTIONEE’S RELATIONSHIP AS SUCH AT ANY TIME, WITH OR WITHOUT CAUSE.

12.                                 Successors in Interest. This Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company, shall be binding upon the heirs, successors and assigns of the Optionee, and, except as otherwise provided herein, shall inure to the benefit of such heirs, successors and assigns.

13.                                 Incorporation of the Plan; Governing Document. If for any reason the provisions of this Agreement are deemed or construed to be inconsistent with the terms of the Plan, the terms of the Plan, which are hereby incorporated herein by reference, shall govern. By Optionee’s signature and the signature of the company’s representative below, Optionee and the Company agree that this Option is granted under and governed by the terms and conditions of this Option Agreement and the Plan. Optionee has reviewed this Option Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understands all provisions of this Option Agreement and the Plan. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to this Option Agreement and the Plan.

14.                                 Related Documents. Optionee further agrees that the Company may deliver by email all documents relating to the Plan or this Option (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all others documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). Optionee also agrees that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SOUTHWEST WATER COMPANY

By:
Name:
Its:

By:
Name:
Its:

OPTIONEE:

[Signature]

[Name]